                    AGREEMENT dated as of November 9, 1997, among BRITISH
               TELECOMMUNICATIONS PLC, a public limited company incorporated under the laws of England and Wales ("BT"), MCI COMMUNICATIONS CORP., a Delaware corporation ("MCI"), and WORLDCOM, a Georgia corporation ("WorldCom").


          WHEREAS, BT, MCI and Tadworth Corporation, a Delaware corporation and a wholly owned subsidiary of BT ("BT Merger Sub"), are parties to an Agreement and Plan of Merger, dated as of November 3, 1996 (as amended by the Amendment Agreement thereto dated as of February 14, 1997 and Amendment Agreement No. 2 thereto dated as of August 21, 1997, the "BT/MCI Merger Agreement") (capitalized terms used but not defined herein shall have the meanings set forth in the BT/MCI Merger Agreement), providing for the merger of MCI with and into BT Merger Sub;

          WHEREAS, MCI, WorldCom and a wholly owned subsidiary of WorldCom ("WorldCom Merger Sub") propose to enter into an Agreement and Plan of Merger (the "WorldCom/MCI Merger Agreement") providing for the merger of MCI with and into WorldCom Merger Sub (the "WorldCom/MCI Merger"), upon the terms and subject to the conditions of the WorldCom/MCI Merger Agreement; and

          WHEREAS, as of the date hereof BT owns the number of shares of Class A Common Stock, par value $.10 per share, of MCI ("MCI Class A Common Stock") set forth on Schedule I attached hereto (the "Subject Shares").


          NOW, THEREFORE, and in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

          1.  Representations and Warranties.
              -------------------------------

          (a) Each party represents and warrants that such party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such party. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancelation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets pursuant to:(A) any provision of the certificate of incorporation or by-laws of such party or any subsidiary of such party or (B) except as would not have a material adverse effect on such party, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any subsidiary of such party or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union, is required by or with respect to such party or any subsidiary of such party in connection with the execution and delivery of this Agreement by such party or the consummation by such party of the transactions contemplated hereby.

          (b) BT hereby represents and warrants that BT (or a wholly owned subsidiary of BT) is the record and beneficial owner of, and has good and marketable title to, the Subject Shares.

          2.  Termination of BT/MCI Merger Agreement.  BT and MCI hereby agree
              ---------------------------------------
that the BT/MCI Merger Agreement shall be, and hereby is, terminated, effective immediately.

          3.  Fees.  (a) The Alternative Transaction Fee of $450,000,000 and
              -----
BT's Expenses in an amount up to $15,000,000 will be paid to BT promptly by WorldCom in immediately available funds by 5 p.m. on Wednesday, November 12.

          (b) In the event WorldCom is required to make a payment to MCI pursuant to Section 7.3 of the WorldCom/MCI Merger Agreement (a "Section 7.3 Payment"), WorldCom shall pay to BT $250,000,000 on the date WorldCom is required to make the Section 7.3 Payment.

          4.  Covenants of BT.  Until the termination of this Agreement in
              ----------------
accordance with Section 11, BT agrees as follows:

          (a) BT hereby consents to, and at any meeting of stockholders of MCI called to vote thereon, BT agrees to vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of, the WorldCom/MCI Merger, the adoption by MCI of the WorldCom/MCI Merger Agreement and the approval of the other transactions contemplated by the WorldCom/MCI Merger Agreement.

          (b) At any meeting of stockholders of MCI or at any adjournment thereof or in any other circumstances upon which BT's vote, consent or other approval is sought, BT shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the WorldCom/MCI Merger Agreement and the WorldCom/MCI Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MCI or any other MCI acquisition or (ii) any amendment of the MCI Certificate of Incorporation or Bylaws or other proposal or transaction involving MCI, or any of its subsidiaries, which amendment or other proposal or transactions would in any manner impede, frustrate, prevent or nullify the WorldCom/MCI Merger, the WorldCom/MCI Merger Agreement or any of the other transactions contemplated by the WorldCom/MCI Merger Agreement.

          (c) BT shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein, except pursuant to the WorldCom/MCI Merger, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any or all of the Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, except for this Agreement or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares; provided, however, that notwithstanding anything to the
                       --------  -------
contrary in this Agreement, the record owner of the Subject Shares may be any wholly owned subsidiary of BT and BT shall cause any such subsidiary to perform all the obligations of BT under this Agreement that require performance by the record owner of the Subject Shares.

          (d) BT hereby waives any rights of appraisal, or rights to dissent from the WorldCom/MCI Merger, that it may have.

          (e) During the term of this Agreement, BT shall not nor shall it authorize or permit any officer, director, partner, employee or agent or any investment banker, attorney or other advisor or representative of BT to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (other than with respect to the WorldCom/MCI Merger) or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably be expected to lead to, any Acquisition Proposal (other than with respect to the WorldCom/MCI Merger).

          (f) Until after the WorldCom/MCI Merger is consummated or the WorldCom/MCI Merger Agreement is terminated, BT shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the WorldCom/MCI Merger and the other transactions contemplated by the WorldCom/MCI Merger Agreement. Without limiting the generality of the foregoing, BT shall use all reasonable efforts to assist WorldCom and MCI in obtaining all requisite approvals under Council Regulations
(EEC) No. 406/89 and the Communications Act of 1934, as amended; provided,
                                                                 --------
however, that BT shall not be required to take any position that would be
-------
inconsistent with, or adversely affect, the interests of BT's other businesses.

          5. Modifications to Concert Joint Venture Agreement and Investment
             ---------------------------------------------------------------
Agreement.
----------

          (a) WorldCom, MCI and BT hereby agree that the Modified Joint Venture Agreement among BT, Moorgate (Twelve) Limited ("BTH"), MCI, MCI Ventures Corporation ("Ventures"; together with BTH, the "Shareholders") and Concert Communications Company ("Concert") (the "Joint Venture Agreement") and the related agreements entered into thereunder shall be appropriately modified, effective as of the consummation of the purchase of the joint venture interest described in Section 5(b) hereof (the "Purchase Date") to reflect the provisions set forth on Exhibit A hereto. It is understood and agreed that the parties hereto may engage in discussions and negotiations with other parties about the matters covered by the Joint Venture Agreement and the related agreements (including reaching agreement with other parties with respect to distribution arrangements not inconsistent with Exhibit A to become effective immediately after the Purchase Date) prior to the Purchase Date with respect to possible arrangements to become effective subsequent to, and subject to the occurrence of, the Purchase Date.

          (b) WorldCom, MCI and BT hereby agree that BT shall cause BTH to exercise the call option set forth in Clause 30.1 of the Joint Venture Agreement immediately following the occurrence of the Effective Time. The parties shall commence discussions following the date hereof and shall attempt in good faith to reach agreement as promptly as practicable as to the Relevant Price for purposes of the exercise of such call option.

          (c)  WorldCom and MCI hereby agree to waive the provisions of Section
9.12 of the Amended and Restated Investment Agreement, dated as of January 31, 1994 (the "Investment Agreement"), between BT and MCI and the provisions of Clause 18 of the Joint Venture Agreement to the extent necessary to permit BT to engage in discussions and negotiations with, and enter into agreement with, third parties for business combinations, commercial alliances or other business ventures which might otherwise be restricted by or result in any loss of rights pursuant to such provisions so long as the consummation of any such transaction is conditioned upon the consummation of the WorldCom/MCI Merger.

          (d) BT and MCI hereby agrees that, upon the termination of the WorldCom/MCI Merger Agreement, Section 5.01 of the Investment Agreement shall automatically be amended, without any further action by either BT or MCI, to delete Section 5.01(a) and to reletter the remaining subsections and to delete the phrase "From and including the fourth anniversary of the Closing Date" at the beginning of the subsection that was Section 5.01(b) prior to such amendment and to capitalize the word "so" that will then be first word of such subsection.

          (e) BT and WorldCom will undertake in good faith to negotiate a transition agreement in accordance with Exhibit B.

          6.  Assignment.  Neither this Agreement nor any of the rights,
              -----------
interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, except that any of the parties hereto may assign all of any of its rights and obligations hereunder to any affiliate of such party, provided
                                                                        --------
that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          7.  Litigation.  WorldCom shall promptly withdraw its complaint in the
              -----------
matter entitled WorldCom, Inc. and TC Investments Corp. against MCI
                ---------------------------------------------------
Communications Corporation et al. and BT shall promptly withdraw the answer to
---------------------------------
such complaint filed by it.

          8.  Merger Consideration.  WorldCom and MCI shall not amend the
              ---------------------
WorldCom/MCI Merger Agreement to increase the consideration payable to holders of shares of common stock, par value $.10 per share, of MCI unless the consideration to be paid in respect of the shares of MCI Class A Common Stock shall increased in such amendment by a like amount per share.

          9.  References to BT.  WorldCom and MCI each hereby agree that any
              -----------------
description of or reference to BT in any proxy materials, registration statements or other disclosure document to be filed with the Securities and Exchange Commission or to be sent to securityholders of either WorldCom or MCI shall be reasonably acceptable to BT and its counsel and that BT and its counsel shall be given an opportunity to review each such description or reference and to make suggestions with respect thereto a reasonable amount of time prior to the earlier of (i) the time such document is sent to stockholders and (ii) the time such document is filed with the Securities and Exchange Commission. BT shall not unreasonably withhold or delay its determination that such descriptions or references are reasonably acceptable.

          10.  Amendments to WorldCom/MCI Merger Agreement. WorldCom and MCI
               -------------------------------------------
shall not amend the WorldCom/MCI Merger Agreement in a manner that adversely affects the interests of BT.

          11.  Termination.  This Agreement shall terminate, and the provisions
               ------------
hereof shall be of no further force or
effect, upon the earliest to occur of (a) the Effective Time, (b) the termination of the WorldCom/MCI Merger Agreement pursuant to Section 7.1(a), 7.1(c) or 7.1(d) (but only with respect to the failure to obtain the Required Parent Vote) or (c) the later to occur of (x) September 30, 1998 or (y) termination of the WorldCom/MCI Merger Agreement pursuant to Section 7.1(b), 7.1(d) (but only with respect to failure to obtain the Required MCI Votes), 7.1(e) or 7.1(f). The provisions of Sections 3, 5, 6(b), 11 and 12 shall survive the termination of this Agreement.

          12.  General Provisions.
               -------------------

          (a)  Amendments.  This Agreement may not be amended except by an
               -----------
instrument in writing signed by each of the parties hereto.

          (b)  Notices.  All notices and other communications hereunder shall be
               --------
in writing and shall be deemed duly given (a) on the date of personal delivery or, if delivered by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          a.   if to BT, to

               British Telecommunications plc
               BT Centre
               81 Newgate Street
               Attention:  Colin R. Green
                           Secretary and Chief Legal Advisor
               Facsimile No.: 011-44-171-6135

               with copies to

               Shearman & Sterling
               199 Bishopsgate
               London EC2M 3TY
               England
               Attention:  W. Jeffrey Lawrence
               Facsimile No.:  011-44-171-920-9020

          b.   if to MCI, to

               MCI Communications Corporation
               1801 Pennsylvania Avenue, NW
               Washington, D.C. 20006
               Attention:  Michael Salsbury, Esq.
                           Executive Vice President
                           and General Counsel
               Facsimile No.:  (202) 887-3353

               with copies to

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attention:  Philip T. Ruegger III, Esq.
               Facsimile No.: (212) 455-2502


          c.   if to WorldCom, to

               WorldCom, Inc.
               10777 Sunset Office Drive
               Suite 330
               St. Louis, MO  63127
               Attention:  P. Bruce Borghardt, Esq.
                           General Counsel
                           Corporate Development
               Facsimile No.:  (314) 909-4101

               with copies to

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York  10019
               Attention:  Allen Finkelson, Esq.
                           Robert A. Kindler, Esq.
               Facsimile No.: (212) 474-3700

          (c)  Interpretation.  When a reference is made in this Agreement to a
               ---------------
Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d)  Counterparts.  This Agreement may be executed in one or more
               -------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

          (e)  Entire Agreement; No Third-Party Beneficiaries.  This Agreement
               -----------------------------------------------
(including the documents and instruments referred to herein) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (f)  Governing Law.  This Agreement shall be governed by, and
               --------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          13.  Enforcement.  The parties agree that irreparable damage would
               ------------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          14.  Public Announcements.  BT, WorldCom and MCI shall use all
               ---------------------
reasonable efforts to develop a joint
communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

          15.  Severability.  If any term or other provision of this Agreement
               -------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their authorized signatories, all as of the date first written above.



                         BRITISH TELECOMMUNICATIONS
                         public limited company

                           by     /s/ Colin Green
                             _______________________________
                             Name:  Colin Green
                             Title: Secretary and Chief Legal Advisor



                         MCI COMMUNICATIONS CORPORATION

                           by    /s/  Bert C. Roberts, Jr.
                             _______________________________
                             Name:  Bert C. Roberts, Jr.
                             Title: Chairman


                         WORLDCOM, INC.

                           by   /s/  Bernard J. Ebbers
                             _______________________________
                             Name:   Bernard J. Ebbers
                             Title:  President and Chief Executive Officer

                                   SCHEDULE I
                                   ----------


                                                Number of Shares
                                                ----------------
MCI Class A Common Stock                            135,998,932

Exhibit A
---------

- The exclusive distribution rights set forth in the Joint Venture Agreement and the Distribution Agreements shall be terminated.

- Concert shall continue to provide services to MCI on a nonexclusive basis to customers based in the United States for a period of five years from the Purchase Date in accordance with the terms of the MCI Distribution Agreement. This is intended to enable MCI to continue to provide services to existing customers under the terms of its contractual obligations and to enter into new contractual obligations with new customers and existing customers provided that the term of such obligations does not extend beyond the fifth anniversary of the Purchase Date.

                                                                       EXHIBIT B
Concept:

BT and WorldCom will undertake in good faith to negotiate a transition agreement. The intent is for there to be an agreement that would go into effect upon the consummation of the purchase by BT of MCI's joint venture interest in Concert pursuant to BT's call option.

Purpose:

     . To provide for a professional exit from the existing Concert arrangements while satisfying the requirements of BT's and MCI's customers before and during the exit.

     . To agree the requirements (financial, operational, technical) of making Concert more self standing and better able to support customer and distributor requirements

     . To give BT and customers comfort that during the pendency of the merger and the post merger period underlying components and services necessary to provide Concert service which are sourced from MCI are available on commercially reasonably terms despite the change in circumstances.

Structure:

A three-step process to achieve the purpose is contemplated under which the parties would in good faith review and consider:

     . What assets currently used by MCI in servicing certain obligations to Concert should be sold to Concert.

     . What assets which are used to support MCI's non-Concert operations might be either duplicated or equitably shared.

     .    What certain MCI/BT relationships might also be modified, e.g. Card.

     . How MCI's role as a master distributor should be amended so as to allow Concert to be in direct privity with MCI's subdistributors.

     . How service contracts with MCI which do not contain service levels should be recast so that both Concert and MCI could be more certain as to their respective rights and obligations.

MCI/WorldCom will be reimbursed on an after-tax basis for all costs incurred and assets transferred in connection with the foregoing. Notwithstanding anything to the contrary herein, MCI/WorldCom shall not be required to take any action that could reasonably be expected to materially adversely affect its business, customer relationships or the benefits anticipated to result from the merger.

Timing:

     . Negotiations to be completed in 180 days post execution of the Agreement

     . The agreements would not take effect until the consummation of the purchase by BT of MCI's joint venture interest in Concert pursuant to BT's call option.

     . If the Agreement is not executed in 180 days despite the parties' good faith efforts, (i) the nonexclusive distributorship referred to in Exhibit A shall have a term of two (rather than five) years and (ii) the transition arrangements in the Services Agreement will be extended from 12 to 18 months for Concert.